Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the use in this Registration Statement on Form F-4 of our report dated May 16, 2025 relating to the financial statements of NLS Pharmaceutics Ltd. appearing in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Marcum llp

New York, NY

June 23, 2025